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EXHIBIT 10.13



                                                                 EXECUTION COPY

                                SETTLEMENT AGREEMENT


       THIS SETTLEMENT AGREEMENT (together with all Exhibits and amendments hereto and thereto, the "Agreement") made as of October 8, 1999 by and between Omni Nutraceuticals, Inc. (formerly known as Irwin Naturals/4Health, Inc.), a Utah corporation (the "Company") and Klee Irwin, an individual residing at 7825 Veragua Drive, Playa del Rey, California 90292 ("Irwin").


                               W I T N E S S E T H:

       WHEREAS, pursuant to an Employment Agreement dated June 3, 1998 by and between the Company and Irwin (the "Employment Agreement"), Irwin was employed as President and Chief Executive Officer of the Company; and

       WHEREAS, by mutual agreement effective the close of business on April 20, 1999, Irwin resigned as Chief Executive Officer without Good Reason (as defined in the Employment Agreement), thereby terminating his Employment Agreement; and

       WHEREAS, effective April 21, 1999, Irwin was elected Chief Executive Officer of HealthZone.com, a California corporation wholly owned by the Company ("HealthZone"); and

       WHEREAS, the Company and Irwin have each asserted claims against each other in connection with Irwin's resignation as Chief Executive Officer of the Company; and

       WHEREAS, in order to avoid costly and time consuming litigation the Company and Irwin are prepared to settle their respective claims on the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

1. SEVERANCE BENEFITS. The Company hereby agrees to pay as severance benefits to Irwin solely the amount of Irwin's salary as Chief Executive Officer of HealthZone, the cost of his automobile (until it is sold or the lease thereof is terminated which Irwin agrees to use his best efforts to effect as soon as possible, but by no later than 45 days after the date hereof) and to continue to provide health insurance coverage for Irwin and his immediate family under the Company's health insurance plan, retroactive to October 1, 1999, all such benefits to be paid at the same rate and on the same basis as were provided to him under the Employment Agreement, until the earlier of (A) April 16, 2000 or
(B) the completion of an initial public offering by HealthZone which results in offering proceeds of at least $1,700,000 or (C) a merger, consolidation, or reorganization of HealthZone which results in an increase in HealthZone's net working capital (determined in accordance with generally accepted accounting principles

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consistently applied with prior periods ("GAAP")) by at least $1,700,000 or
(D) the sale of HealthZone or all or substantially all of its assets in one or more transactions for consideration valued in excess of $1,700,000 or (E) the receipt by HealthZone of at least $1,700,000 in additional capital in the form of cash, cash equivalents or liquid current assets or (F) the bankruptcy of HealthZone. Any such capital infusion may be in form of cash, securities, or other form of equity infusion in accordance with the provisions of Section 3(c) below.

2. ASSUMPTION OF OBLIGATIONS AND REIMBURSEMENT OF CERTAIN COSTS AND EXPENSES. Irwin hereby agrees to assume the following obligations of the Company and reimburse the following expenses incurred or which may be incurred by the Company upon the following terms and conditions:

2.1 HVE/HEALTHZONE. (a) Irwin hereby indemnifies and agrees to hold the Company harmless, without limitation in scope or amount, from any and all uninsured Losses (as defined in Section 6(a) hereof) incurred by the Company attributable to any claims asserted by any HVE Stockholders (as hereinafter defined) and any of their respective heirs, executors, legal representatives and assigns arising out of, attributable to, or in connection with the acquisition of Health & Vitamin Express, Inc. ("HVE"), pursuant to the provisions of that certain Agreement and Plan of Merger dated February 15, 1999 ("Merger Agreement") by and among the Company, HVE, and David Mandel ("Mandel"), Jeffrey D. Segal and Gordon Barker (collectively, the "HVE Stockholders") and the performance by the Company of its obligations thereunder, including, without limitation, pursuant to the provisions of Sections 2.02, 6.02, 6.03(d), 8.05, 9.03 and 10.11 of the Merger Agreement, and agrees to assume the defense of any claims related thereto in accordance with the provisions of Section 6(c) hereof; provided, however, that at the written direction of Irwin the Company agrees to issue up to 363,636 additional shares of the Company's common stock, par value $.01 per share ("Common Stock"), in connection with the settlement in full of the claims by the HVE Stockholders.

       (b) Irwin hereby assumes all of the Company's obligations to issue additional shares of Common Stock under the Employment Agreement with Mandel from his own and his wife's, Margareth Irwin ("Mrs. Irwin"), shares of Common Stock to enable the Company to fulfill its obligation to Mandel under his Employment Agreement.

2.2 OTHER COSTS AND EXPENSES AND LIABILITIES. Irwin hereby agrees to reimburse the Company for all amounts distributed to him since October 13, 1997 (other than for amounts distributed to Irwin in respect of his regular salary, Company expense reimbursement in accordance with Company policy, or other regular business expenses or benefits that may have been paid to Irwin in accordance with regular Company policy since such date), in excess of his income tax liability attributable to all periods prior to the merger of Irwin Naturals with and into 4Health, Inc., as determined by Arthur Andersen LLP, whose determination shall be final and binding on the parties hereto.


3.     SPIN-OFF OF HEALTHZONE.   (a) Subject to compliance with all applicable
       laws, as soon as practicable upon receipt of an acceptable tax opinion from a nationally recognized accounting firm designated by Irwin, the Company and Irwin (in his capacity as a principal shareholder and director of the Company) will use their best efforts to distribute to the Company's stockholders on a pro-rata basis as a tax-free stock dividend under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto, 100% of the issued and outstanding shares of voting capital

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       stock of HealthZone registered in the Company's name (the "Spin-Off");
       provided that no suit, action, governmental investigation, or other legal or administrative proceeding is pending or threatened which seeks to enjoin, delay or otherwise impair the Company's ability to effect the Spin-Off as contemplated hereby.

       (b) Any tax liability arising from a disallowance by the Internal Revenue Service of the Spin-Off as a tax-free distribution under Section 355 of the Code or any successor provision thereto shall be allocated to and borne by HealthZone which shall indemnify and hold the Company harmless from any such tax liability pursuant to the terms and conditions of a Tax Allocation and Indemnification Agreement in substantially the form of Exhibit A attached hereto and made a part hereof to be executed and delivered by HealthZone, Irwin and the Company contemporaneously herewith.

       (c) Commencing forty-five (45) days after the date hereof (the "Funding Termination Date"), Irwin agrees to assume and fund all net operating costs and expenses (determined in accordance with GAAP) attributable to all HealthZone operations (other than the payment of his salary and the costs of immediate family health insurance coverage to be provided by the Company). Until the expiration of such forty five (45) day period, however, the Company shall continue to advance funds to HealthZone to maintain its operations at current levels (but not in excess of $75,000 in the aggregate); provided, however, thereafter, the Company shall be under no further obligation to advance any funds to maintain HealthZone operations nor shall it be liable directly or indirectly for any HealthZone obligations. Any funds advanced by the Company during such initial forty-five day period shall be repaid within thirty days of the closing of said forty-five day period. Each such advance by the Company shall be evidenced by a promissory note issued by HealthZone (a "Note") in the principal amount of the advance, maturing thirty days after the close of the said forty-five day period and bearing interest at the same rate of interest being charged the Company on the date of each such advance for outstanding loans under its Secured Credit Agreement with First Source Financial, Inc., (or other
principal lender to the Company) as amended from time to time.   The principal
amount of each Note may be prepaid at any time and from time to time in whole or in part, together with all accrued interest to the date of prepayment, in a minimum amount of $5,000 or multiples thereof without premium or penalty. Each Note shall be endorsed and its payment unconditionally guaranteed by Irwin. Any capital provided to HealthZone by Irwin directly or otherwise pursuant to this
Section 3(c) shall be provided by way of the purchase of shares of HealthZone common stock on a basis that values HealthZone at not less than $3,500,000 dollars (the "HZ Base Value") for any initial purchase of shares and thereafter at the greater of HZ Base Value (as adjusted as provided below) or the HealthZone Market Value (as defined in Section 3(d) below); provided, however, until the HZ Base Value is required to be adjusted as hereinafter provided, all such purchases shall be made at the HZ Base Value. Prior to any sale of the HealthZone common stock, HealthZone shall obtain a determination of the HZ Base Value and the HealthZone Market Value. Accordingly, Irwin (or any such other HealthZone common stock purchaser) shall acquire no more of the percentage of the total issued and outstanding shares of HealthZone common stock as the ratio (expressed as a percentage) of the net proceeds from such purchase of HealthZone common stock received by HealthZone (net of all offering and issuance costs of such shares of HealthZone common stock) bears to the HZ Base Value (as adjusted) or the HealthZone Market Value (as the case may be).

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The HZ Base Value shall remain at $3,500,000 and shall not be adjusted until
HealthZone has received an aggregate of $280,000 in net proceeds from the sale of its common stock. Thereafter, upon the next sale of its common stock the HZ Base Value shall be increased by $280,000 and by the amount of the net proceeds of such sale and each time thereafter that HealthZone issues common stock as contemplated hereby the net proceeds of such sale shall be added to the HZ Base Value. The capital to be provided to HealthZone pursuant to the provisions of this Agreement may be provided in the form of stock, cash or other property; provided, however, that if such capital shall be in any form other than cash it shall have a readily ascertainable value, it shall be saleable without restriction (other than for any restrictions under any applicable securities laws) and shall be valued at its then fair market value as determined by an independent appraisal rendered by a third party appraiser mutually agreeable to Irwin and the Company; provided, further, however, that if such stok consists of shares of Common Stock then it shall be valued at the Current Market Price (as hereinafter defined in Section 6(d)) of the Common Stock on the effective date of any such transfer to HealthZone. Immediately after the date hereof and until the earlier of (i) the Spin-Off, or (ii) such date on which the Company ceases to own a majority of the voting capital stock of HealthZone (the "Control Termination Date"), the Board of Directors shall be comprised of two directors, one being the Chairman of the Board of Directors of the Company and the other being Irwin, and Irwin agrees that without the prior unanimous written consent of the Board of Directors of HealthZone he shall not engage in any of the activities enumerated on Exhibit B attached hereto during period from the date hereof until the Control Termination Date and he shall be dismissed as Chief Executive Officer of HealthZone in the event he breaches any such restrictions in compliance with the provisions of Exhibit B attached hereto. The Chairman of the Board of the Company shall tender his resignation from the HealthZone Board of Directors effective upon the Control Termination Date. After the Control Termination Date and for a period of six years thereafter, Irwin agrees not to cause HealthZone to amend or otherwise limit the officer and director indemnification and exculpation provisions of the HealthZone Charter and Bylaws and agrees to secure and to continue in effect all policies of director and officer liability insurance, the provisions of which shall extend to cover the Chairman of the Board of the Company in his capacity as a director of HealthZone, in order that the Chairman of the Board of the Company shall not forfeit his rights to any such indemnification, exculpation or insurance coverage.

       (d) Concurrently with the execution and delivery of this Agreement, Irwin agrees to execute and deliver and to cause his wife to execute and deliver an Escrow Agreement in the form of Exhibit C attached hereto (the "Escrow Agreement") and concurrently with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form 10 (or other applicable Form) relating to the Spin-Off, Irwin shall deposit with the escrow agent named therein (the "Escrow Agent") one or more certificates registered in his or his and Mrs. Irwin's joint name, free and clear of all liens, charges and encumbrances, together with appropriate stock powers executed in blank with medallion signature guarantees affixed thereto, representing one million twenty two thousand two hundred twenty two (1,022,222) shares of Common Stock, each valued for purposes of this Agreement at $2.25 (the "Spin-Off Guarantee
       Shares").   If the HealthZone Market Value is less than two million three hundred thousand dollars ($2,300,000) on the earlier to occur of (i) the first anniversary of the Spin-Off or (ii) the

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       second anniversary of the date hereof, then the Escrow Agent shall deliver to the Company that number of Spin-Off Guarantee shares as shall equal the difference in value between $2,300,000 and the HealthZone Market Value determined on such dates. Any Spin-Off Guarantee Shares so delivered by the Escrow Agent to the Company shall be valued at the greater of (i) their then Current Market Price or (ii) $2.25 per share.

                     (i) If at any time after the Spin-Off but prior to the exercise of the Company's "put" referred to in
                            Section 3(d)(ii), the HealthZone Market Value shall be equal to or more than $2,300,000, then the Spin-Off Guarantee Shares shall be immediately returned to Irwin; provided that the shares of HealthZone Common Stock registered in the name of the Company or its nominee or its stockholders on the record date for the Spin-Off ("Company Stockholders") shall be registered under the Securities Act of 1933, as amended, (or exempt from such registration) and shall be freely transferable without restriction of any kind by each Company Stockholder (other than Irwin or any other affiliate of HealthZone) immediately prior to any such release of such Shares to Irwin.

                     (ii) If, for any reason, neither the Spin-Off nor the sale of the shares of HealthZone registered in the Company's name for at least two million three hundred thousand dollars ($2,300,000) is effected on or prior to June 1, 2000, then the Company shall have the option to sell and Irwin shall be obligated to buy (the "Put Option") all (but not part) of its shares of HealthZone common stock to Irwin in consideration of the delivery to the Company, at Irwin's election of either $2.3 million in cash in immediately available funds wire transferred for deposit in an account designated in writing to Irwin by the Company or Spin-Off Guarantee Shares valued at the greater of (i) $2.25 per share or (ii) the then Current Market Price per share for such Shares. In order to exercise its Put Option, the Company shall deliver a written notice of exercise (the "Put Exercise Notice") to Irwin and the Escrow Agent at least five (5) business days prior to the closing date designated in such Notice for the exercise of its Option. Within three (3) business days after receipt of the Put Exercise Notice Irwin shall notify the Company and the Escrow Agent in writing as to his election whether to pay the exercise price in cash in immediately available funds or in shares of Common Stock. The closing under the Put Option shall take place at the Company's offices (or such other place as the parties may mutually agree) on the closing date specified in the Put Exercise Notice at a time to be mutually agreed upon.

                     (iii) If, the Spin-Off is not effected by March 31, 2000 for any reason whatsoever, then Irwin shall have the right to purchase and the Company shall be obligated to sell (a "Call Option") all (but not a part) of the shares of HealthZone registered in the Company's name for a purchase price equal to the greater of $2.3 million or the HealthZone Market Value as of

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                            the date of the Call Exercise Notice (as hereinafter
                            defined). In order to exercise his Call Option, Irwin shall deliver a written notice of exercise
                            (the "Call Exercise Notice") to the Company and the Escrow Agent at least five (5) business days prior to the closing date designated in such Notice for the exercise of his Option. The Call Exercise
                            Notice Irwin shall also notify the Company and the Escrow Agent as to Irwin's election whether to pay the exercise price in cash in immediately available funds or in shares of Common Stock. The Call Exercise Notice shall specify the exercise price and shall be accompanied by a determination of the HealthZone Market Value. The closing under the Call Option shall take place at the Company's offices (or any such other place as the parties may mutually agree) on the closing date specified in the Call Exercise Notice at a time to be mutually agreed upon. The consideration for HealthZone shares to be purchased upon exercise of the Call Option may be payable at Irwin's election in either cash in immediately available funds wire transferred for deposit in an account designated in writing to Irwin by the Company or Spin-Off Guarantee Shares valued at the greater of $2.25 per share or their then Current Market Price per share; provided, that, the aggregate value of the Spin-Off Guarantee Shares shall not be less than the greater of $2.3 million or the then HealthZone Market Value.

       As used in this Section 3(d) the term "HealthZone Market Value" shall mean the aggregate market value of the issued and outstanding securities of HealthZone registered in the name of the Company or the Company's nominee or the Company's Stockholders determined based upon the average of the daily closing "bid" prices for the twenty (20) consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the Time of Determination (as defined below), or as otherwise provided in the third succeeding sentence. The term "Time of Determination" as used herein shall be the time and date as of which the HealthZone Market Value is to be computed. The closing "bid" price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the closing bid prices regular way for such day, or if no closing bid prices are reported the average of the bid and asked prices for such day, in each case (1) on the principal national securities exchange on which shares of HealthZone common stock are listed or to which such shares are admitted to trading or (2) if the HealthZone common stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported on the NASDAQ National Market System ("NASDAQ NMS") or any comparable system or
       (3) if the HealthZone common stock is not listed on the NASDAQ NMS or a comparable system, on the NASDAQ Bulletin Board or (4) if the HealthZone common stock is not listed on the NASDAQ Bulletin Board, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time in good faith by the Company and by Irwin for that purpose. Notwithstanding anything in the foregoing to the contrary, if, at the Time of Determination, no public market for the HealthZone common stock exists, then for the purposes of determining the HealthZone Market Value, Adams, Harkness & Hill shall make such determination after first consulting with the Company and Irwin and its decision shall be final and binding upon the parties hereto.

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       (e) The Company and Irwin agree that the Company will bear the first
       $100,000 in expenses incurred by the Company attributable to the Spin-Off (which shall not be reimbursable by HealthZone or Irwin pursuant to the provisions of Section 3(c) hereof) and HealthZone shall bear all documented and reasonable costs and expenses incurred by the Company in excess of such $100,000 ("Excess Costs"), which the Company will advance on HealthZone's behalf. The amount of all Excess Costs advanced by the Company shall be evidenced by one or more promissory notes issued by HealthZone (collectively, the "Excess Costs Notes") each in the principal amount of each advance, maturing thirty days after the date of each advance and bearing interest at the same rate of interest being charged the Company on the date of each such advance for outstanding loans under its Secured Credit Agreement with First Source Financial, Inc., (or other principal lender to the Company) as amended from time to
       time.   The principal amount of each Excess Costs Note may be prepaid at any time and from time to time in whole or in part, together with all accrued interest to the date of prepayment, in a minimum amount of $5,000 or multiples thereof without premium or penalty. Each Excess Costs Note shall be endorsed and its payment unconditionally guaranteed by Irwin. Failure to pay the Excess Costs Notes or the Notes referred to in Section 3(c) when due shall not be deemed a breach of this Agreement unless the aggregate amount of all such unpaid Notes equals or exceeds $350,000, such Notes being deemed independent obligations of HealthZone and Irwin as their guarantor; provided, however, nothing in this Agreement or the foregoing shall prevent the Company from commencing a legal proceeding to enforce payment of any overdue Note or any guarantee thereof.

       (f) During the time that any shares of Common Stock deposited with the Escrow Agent by Irwin may be so held, Irwin shall maintain all his rights to receive dividends (either cash or stock) and, subject to the provisions of that certain Voting Agreement of even date herewith among
       R. Lindsey Duncan, Irwin and his wife, all his and his wife's voting rights, with regard to such deposited shares.

       (g) In the event that the Company is sold, then all shares of Common Stock deposited with the Escrow Agent by Irwin (except for the shares for which the Escrow Agent has received a Notice pursuant to the Escrow Agreement) shall be immediately returned to Irwin.

       (h) Irwin shall have the right to prepare and issue press releases on behalf of HealthZone updating the status of HealthZone, relating to and announcing the Spin-Off, and such other matters as may relate to the business of HealthZone, subject to the prior receipt of written approval by the Chairman of the Board of the Company and review and approval by Company counsel, which approvals shall not be unreasonably withheld.

4. IRWIN COVENANTS. Irwin hereby covenants to and agrees with the Company as follows:

       (a) He will cooperate, at his expense, with the Company and its auditors and counsel in connection with any claim, action, suit, investigation or other proceeding asserted or commenced by any court, governmental agency or body or other third party relating to any of the matters which comprise this Agreement or any other matters related or attributable to Irwin's management of the affairs of the Company or his ownership of Common Stock; including, without limitation, making himself available during normal business hours to meet with and respond to questions of representatives of the Company and others, including, without limitation, the Company's auditors and counsel; and

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       preserving and making available to the Company and its counsel copies of all personal correspondence, memoranda, files, agreements or other documents (whether in written or electronic form) in his possession or control which in any way relate to his management of the Company's affairs, the performance of his duties and the ownership of his shares of Common Stock, and, in connection therewith, Irwin hereby waives any right to assert the attorney-client privilege, as to any Company attorneys, in respect of any such correspondence, memoranda, files, agreements or other documents to the extent any such correspondence, memoranda, files, agreements or other documents will assist the Company in the defense of any such claim, action, suit, investigation or other proceeding.

       (b) Prior to communicating orally, in writing or by electronic means, to other shareholders, investment bankers, brokers, finders, investment advisors, representatives of financial institutions or other financial intermediaries, members of the press or other public media, or any other third parties (other than family members and legal advisors) concerning any matter relating to this Agreement, the Company and its affairs and its management, he will consult with the Chairman of Board or the Chief Executive Officer of the Company, and, until the sale of HealthZone or the Spin-Off is consummated, with the Board of Directors of HealthZone concerning any matter relating to HealthZone and its affairs and management unless required so to communicate by subpoena or other legal order; provided that Irwin shall comply with all applicable securities laws, rules and regulations in connection with all such communications and shall promptly notify the Company and the Board of HealthZone, as the case may be, in the event he receives any such subpoenas or other legal orders. Notwithstanding anything to the contrary herein provided, the provisions of Section 5(a) of the Employment Agreement are incorporated by reference herein as if fully set forth herein. Irwin agrees not to make any statements (whether orally, in writing or in electronic form) in any manner disparaging the reputation of the Company, its products, its directors, or its management.


       (c) The provisions of Sections 5(b), 5(c), 5(d), 5(e), 5(f) and 5(g) of the Employment Agreement are incorporated by reference as if they were stated in full herein; provided, however, that for purposes of Sections 5(e) and (f), none of HealthZone, Cobe Inc., a California corporation with offices at 8616 Slauson Avenue, Pico Rivera, CA 90660 and the business of AromaVera Inc., a New York corporation shall be deemed to constitute a "Competing Business" so long as neither Cobe Inc. nor the business of AromaVera engages in the manufacture, marketing or sale of nutritional supplements or products that compete with products that are currently sold by the Company, and the restrictions of Sections 5(e), 5(f) and 5(g) shall lapse on April 16, 2000; provided, further, that the "Term of the Agreement" as used in Section 5(c) means the period ending on April 20,1999.

5. RELEASE. (a) For and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, each of the parties hereto and their respective heirs, legal representatives, successors in interest and assigns (collectively, the "Releasor") hereby releases and forever discharges the other party hereto and its, his or its heirs, legal representatives, agents, attorneys, directors, officers, shareholders, successors, and assigns (collectively, the "Releasee") of and from any and all actions, causes of action, claims, charges, demands, remedies, obligations, liabilities, losses, damages, penalties, assessments, diminution of value, costs and expenses (including reasonable attorney's fees and

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       expenses), known or unknown, foreseeable or unforeseeable, present or contingent, arising at law or in equity (collectively, "Claims") which the Releasor has or may in the future have against the Releasee in any manner on account of any matter, cause or thing arising prior to the date of this Agreement, including, without limitation, Claims arising under Irwin's Employment Agreement. This Agreement shall not be construed more strictly against either the Releasee or the Releasor merely by virtue of the fact that the same has been prepared by the Releasee or the Releasor or their respective counsel, it being recognized that the Releasor and the Releasee have contributed substantially and materially to the preparation of this instrument. THE RELEASOR ACKNOWLEDGES THAT HE AND IT HAS THOROUGHLY READ AND REVIEWED THE TERMS AND PROVISIONS OF THIS AGREEMENT AND IS FAMILIAR WITH SAME, THAT THE TERMS AND PROVISIONS CONTAINED HEREIN ARE CLEARLY UNDERSTOOD BY HIM AND IT AND HAVE BEEN FULLY AND UNCONDITIONALLY CONSENTED TO BY HIM AND IT, AND THAT HE AND IT HAS HAD FULL BENEFIT ADVICE OF COUNSEL OF HIS AND ITS OWN SELECTION IN REGARD TO UNDERSTANDING THE TERMS, MEANING AND EFFECT OF THIS AGREEMENT.

       (b) The parties hereto hereby expressly waive and relinquish all rights and benefits that they may hold against each other, afforded by Section 1542 of the Civil Code of California or any other state laws, and they expressly understand and acknowledge the significance and consequences of such specific waiver of Section 1542, which provides:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

       Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all their claims, the parties expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which they do not know or expect to exist in their favor, that the Company may hold against Irwin, or that Irwin may hold against the Company, at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. The parties hereto understand and agree that this is a waiver of rights and benefits that they may hold against each other under Section 1542, and that this is a material term of this Agreement, without which the parties hereto would not have given the consideration to each other stated herein.


6. INDEMNIFICATION. (a) Irwin, his heirs, legal representatives and assigns (collectively, the "Irwin Indemnifying Party") shall indemnify and hold the Company, its officers, directors, shareholders, agents, attorneys and assigns (collectively, the "Company Indemnified Party") harmless (except as limited herein) from and against any and all uninsured losses, obligations, deficiencies, liabilities, claims, damages, fines, penalties, costs and expenses including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto (a "Loss") which Loss the Company Indemnified Party may sustain, suffer or incur and which arises out of, is caused by, relates to, or results or occurs from, or in connection with a claim asserted by one or more stockholders of the Company arising out of or related to (i) an alleged breach by Irwin of a fiduciary duty owed to the Company or its stockholders or (ii) the management of the Company's business by Irwin while Chief Executive Officer or (iii) any public announcement or other public or private communications with Company shareholders, prospective investors in the Company and representatives of financial institutions or intermediaries by Irwin or the Company while Irwin was its Chief Executive Officer (regardless of whether any claim is brought prior to or subsequent to the date hereof); provided, however, the Irwin Indemnifying Party's liability under this Section 6(a) shall be limited solely to and shall be paid from the amount of Indemnification Shares (as hereinafter defined) deposited with the Escrow Agent.

       (b) Each of the parties hereto and their respective heirs, legal representatives, successors, and assigns (the "Party of the First Part") hereby agrees to indemnify and hold the other party and its heirs, legal representatives, successors and assigns (the "Party of the Second Part") harmless from any and all Losses incurred by the Party of the Second Part arising out of, connected with or which may be attributable to a breach of any representation, warranty, agreement or covenant made by the Party of the First Part in this Agreement or in any agreement or instrument executed and delivered pursuant hereto.

       (c) In the event of an alleged breach of this Agreement by either party hereto or if a claim by a third party is made against any individual, entity or other person entitled to indemnification under this Section 6, and the non-breaching party or the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this Section 6, the party or parties seeking such indemnification (individually, the "Indemnified Party") shall promptly notify the party from whom indemnification pursuant to this Section 6 is claimed (the "Indemnifying Party"), in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder unless such failure materially and adversely affects the Indemnifying Party. With respect to third party claims, the Indemnifying Party shall have ten (10) days after said notice is given to elect, by written notice given to the Indemnified Party, to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld) and at its sole risk and expense, provided that the Indemnifying Party shall be entitled to claim reimbursement for such expenses under the Company's insurance policies, subject to any limitations set forth therein, the good faith settlement or defense of such claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that the Indemnifying Party shall not, without (i) the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof and (ii) obtaining an unconditional release of all Indemnified Parties with respect to such claim. The Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim at any time, provided that in such event it shall waive any right of indemnification therefor by the Indemnifying Party. If

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


       the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party, after written notice to the Indemnifying Party, shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the Indemnifying Party to the full extent set forth in this
       Section 6. Notwithstanding anything to the contrary contained in this
       Section 6(c), Irwin's liability for damages attributable to any claim for indemnification made pursuant to Section 6(a) hereof shall be limited to the value of the shares described and held in escrow pursuant to Section 6(d) hereof.

       (d) As collateral security for his indemnification obligations (but only with respect to uninsured Losses) set forth in this Section 6, concurrently with the execution and delivery of this Agreement Irwin shall deposit with the Escrow Agent one or more certificates registered in his or his and Mrs. Irwin's joint name, free and clear of all liens, charges and encumbrances, together with appropriate stock powers executed in blank with medallion signature guarantees affixed thereto, representing one million (1,000,000) shares of Common Stock (the "Indemnification Shares") to be held and delivered to the Company by the Escrow Agent upon presentation to the Escrow Agent (with a copy to Irwin) of a notice of claim ("Notice") which specifies the amount and nature of the finally determined Loss for which indemnification is claimed pursuant to Section 6(a) hereof and a demand for the delivery of that number of Indemnification Shares as shall equal the quotient of the amount of such finally determined Loss divided by the greater of (i) $2.25 or (ii) the Current Market Price of the Company's Common Stock as of the date of the Notice and such Indemnification Shares will then be delivered to the Company in accordance with the provisions of the Escrow Agreement; provided, however, if no Notice has been delivered to Irwin on or prior to December 31, 1999, five hundred thousand (500,000) shares of Common Stock shall be released from escrow and delivered to Irwin, and if no such Notice has been delivered to Irwin by March 31, 2000 the remainder of the Indemnification Shares shall be released from escrow and delivered to Irwin, in accordance, in each case, with the provisions of the Escrow Agreement. As used herein, the term "Current Market Price" shall mean the average of the daily closing "bid" prices for the twenty (20) consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the date of the Notice, or as otherwise provided in the third succeeding sentence. The closing "bid" price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the closing bid prices regular way for such day, or if no closing bid prices are reported the average of the bid and asked prices for such day, in each case (1) on the principal national securities exchange on which shares of Common Stock are listed or to which such shares are admitted to trading or
       (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported on the NASDAQ NMS or any comparable system or (3) if the Common Stock is not listed on the NASDAQ NMS or a comparable system, on the NASDAQ Bulletin Board or (4) if the Common Stock is not listed on the NASDAQ Bulletin Board, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time in good faith by the Company and by Irwin for that purpose. Notwithstanding anything in the foregoing to the contrary, if, on the date of the Notice, no public market for the Common Stock exists, then for the purposes of determining the Current Market Price, Adams Harkness & Hill shall make such determination after first consulting with the Company and Irwin and its decision shall be final and binding upon the parties hereto.

        7.    MISCELLANEOUS.

       7.1 ADDITIONAL UNDERTAKINGS. (a) Irwin shall have the right to draft a press release describing the terms of this Agreement which shall be publicly released subject to the prior approval by Company counsel and the Company's Board of Directors.

       (b) Each of the Company, on the one hand, and Irwin and Mrs. Irwin, on the other hand, hereby agrees that it or they shall not initiate or assist in the prosecution of any action, suit or other legal proceeding against the other party hereto (other than in connection with any breach of this Agreement by such other party or to enforce any agreement or covenant by such other party set forth herein).

       (c) The Company agrees to duly convene a special meeting in lieu of annual meeting of stockholders as soon as possible after the date hereof.

       7.2 EXPENSES. Except as otherwise provided in this Agreement, each of the parties hereto agrees to pay his and its own costs and expenses, including, without limitation, all reasonable attorneys fees and expenses, incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

       7.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) day (which is not a Saturday, Sunday, holiday or day on which commercial banks in Culver City, CA are required or permitted to close (a "Business Day")) after having been deposited with a courier, if sent by overnight courier or having been sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) Business Days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

              If to The Company, to:      Omni Nutraceuticals, Inc.
                                          5310 Beethoven Avenue
                                          Los Angeles, CA 90066
                                          Attn:  Chairman of the Board

              Copy to:                    Satterlee Stephens Burke & Burke LLP
                                          230 Park Avenue
                                          New York, NY  10169
                                          Attn: Peter A. Basilevsky, Esq.

If to Irwin or Mrs. Irwin, to Irwin's address first above written, or to such other address, as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

       7.4 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah without regard to its choice of law principles.

       7.5 WAIVERS, ETC. The failure of any of the parties hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions Agreement shall be effective unless set forth in an instrument executed by the party or parties against whom enforcement of such waiver is sought; and no waiver or breach shall be construed or deemed to be a waiver of any other or subsequent breach.

       7.6 ASSIGNMENT. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that the Company may (a) assign any and all of its rights and remedies and delegate any and all of its obligations under this Agreement to any affiliate, subsidiary or any entity owned or controlled by it, provided such affiliate, subsidiary or entity agrees in writing to be bound by the terms hereof, and (b) grant a security interest in its rights under this Agreement to the Company's lender.

       7.7 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

       7.8 AMENDMENT. This Agreement may only be amended by a written instrument executed by each of the parties hereto; provided, however, that any consent to any amendment of this Agreement by the Company shall require the approval of at least a majority of the directors (which must include the Chairman of the Board).

       7.9 SEVERABILITY. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

       7.10 ENTIRE AGREEMENT. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement dated April 19, 1999 by and between the Company and Irwin.

       7.11 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

       7.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

       7.13 FURTHER ASSURANCES. Irwin hereby agrees, at his sole cost and expense, to execute and deliver, and to cause Mrs. Irwin to execute and deliver to the Company all such further agreements, instruments or other documents as the Company may reasonably request in order to implement the provisions of this Agreement. The Company agrees, for its part, and its sole cost and expense, to execute and deliver to Irwin all such further agreements, instruments or other documents as Irwin may reasonably request in order to implement the provisions of this Agreement.

       7.14 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of Irwin and/or the Company to perform their respective agreements and covenants hereunder will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, Irwin and the Company each hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of his or its obligations hereunder and in connection therewith Irwin and/or the Company each hereby waive any right to require any bond or other security to be paid or furnished by Irwin and/or the Company in connection with any application for such relief.

       7.15 BOARD APPROVAL. This Agreement shall become effective upon approval or ratification by the Company's Board of Directors; provided, however, Irwin agrees not to vote against any such approval.

       IN WITNESS WHEREOF, the Company, by its representative thereunto duly authorized, and Irwin have each executed this Agreement effective as of the date first above written.
                                   OMNI NUTRACEUTICALS, INC.


                                   By:    /s/ R. Lindsey Duncan
                                          -------------------------------
                                          R. Lindsey Duncan
                                          Chairman of the Board

                                          /s/ Klee Irwin
                                          -------------------------------
                                          Klee Irwin

       The undersigned, Margareth Irwin, hereby consents to and agrees to be bound by the foregoing.

                                          /s/ Margareth Irwin
                                          -------------------------------
                                          Margareth Irwin



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